Exhibit 99.1

Federal-Mogul Board of Directors Appoints Daniel Ninivaggi Co-CEO,

CEO of Vehicle Components Group

SOUTHFIELD, Michigan, February 6, 2014... The Board of Directors of Federal-Mogul Corporation (NASDAQ: FDML), a global supplier of powertrain and safety technologies, and of leading brands in the worldwide automotive aftermarket, today announced the appointment of Daniel A. Ninivaggi as Co-Chief Executive Officer of the company and Chief Executive Officer of its Vehicle Component Solutions (VCS) group. Mr. Ninivaggi previously served as President and Chief Executive Officer of Icahn Enterprises L.P., the company’s majority-shareholder, where he continues to serve as a Director of its general partner. Prior to joining Icahn Enterprises, he served in a variety of executive positions at Lear Corporation, a leading Tier I automotive supplier, most recently as Executive Vice President and Chief Administrative Officer. Mr. Ninivaggi will report to the company’s Board of Directors and will remain a member of the Board on which he has served since 2010. He is replacing Kevin Freeland, who is leaving the company for personal reasons.

“I am delighted to have Dan serve as the CEO of the VCS group and believe he will be able to utilize his significant automotive industry experience to drive synergies and profitable growth within this segment of the business,” stated Carl C. Icahn, Chairman of the Board of Federal-Mogul. “The Board of Federal-Mogul has a strong focus in this segment, as noted by the recent transactions with Honeywell and Affinia; and Dan was a strong supporter of each of these opportunities.”

“I have had the pleasure of working with Dan for years in his capacity as a director of Federal-Mogul and welcome him as Co-CEO and CEO of the VCS segment,” stated Rainer Jueckstock, Federal-Mogul Co-CEO and CEO of the company’s Powertrain segment. “Dan’s knowledge of the company, its management team, mergers and acquisitions, and the automotive sector in general will be invaluable in facilitating a solid working relationship between the Powertrain and VCS segments, and I look forward to having him join our management team.”

Daniel Ninivaggi commented, “Federal-Mogul has a 100 year-old legacy as one of the largest independent global suppliers of leading, premium-branded automotive parts to the automotive aftermarket. It is a great American company that currently operates in more than 30 countries. With the support of a talented management team, I am excited to build upon the company’s existing strengths and position Federal-Mogul‘s products as the preferred choice of customers globally. I also look forward to working with Rainer Jueckstock, our Co-CEO and the CEO of Federal Mogul’s Powertrain group, to build a great company and deliver value to our customers and shareholders.”

Federal-Mogul manufactures and distributes more than 20 of the world’s most recognized auto parts brands, including ANCO® wiper blades, Champion® spark plugs, MOOG® chassis parts, and Wagner® brake products.

About Federal-Mogul

Federal-Mogul Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain Segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul’s Vehicle Components Segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 44,500 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

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CONTACT:

Jim Burke

248.354.4530

Jim.Burke@federalmogul.com